Exhibit 10.1

COMMITMENT AGREEMENT

THIS COMMITMENT AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2019 (“Effective Date”), by and between Watermark Capital Partners, LLC, a Delaware limited liability company (“Watermark”), Carey Watermark Investors Incorporated, a Maryland corporation (“CWI 1”), Carey Watermark Investor 2 Incorporated, a Maryland corporation (“CWI 2,” and together with CWI 1, the “CWI Parties”) and Michael Medzigian (“Medzigian”) as to the covenants in Section 1.1(c). Watermark, CWI 1 and CWI 2 are collectively referred to herein as the “Parties” and each as a “Party.”

RECITALS

WHEREAS, Watermark Lodging Investors Manager, LLC, a wholly-owned subsidiary of Watermark (the “Manager”), serves as the sole manager of Watermark Lodging Investors, LLC, a Delaware limited liability company (the “Fund”) engaged in an ongoing private offering of units of limited liability company interest (the “Private Offering”);

WHEREAS, Watermark and its affiliates perform certain advisory services for the CWI Parties and their external advisors pursuant to Subadvisory Agreements dated as of September  15, 2010 (with respect to CWI 1) and February 9, 2015 (with respect to CWI 2) (the “Subadvisory Agreements”), and the Parties are having discussions regarding the internalization of the management functions of the CWI Parties going forward; and

WHEREAS, in connection with and to facilitate such discussions, the Parties have agreed to certain commitments to each other with respect to the wind-up the affairs of the Fund and related matters.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.         Watermark Agreements.

1.1       In consideration of the agreements of the CWI Parties hereunder, Watermark, and in the case of Section 1.1(c) Medzigian, hereby agrees to:

(a)        From and after the Effective Date, cause the Manager and the Fund to (i) wind up all capital raising and investment activities of the Fund as promptly as practicable and (ii) limit the activities of the Fund to those reasonably necessary to accomplish the agreements of Watermark hereunder.

(b)        As of the receipt of the full amount payable pursuant to Section 2.2(a), commence the orderly liquidation and winding up of the Fund pursuant to the terms and conditions of the Limited Liability Company Agreement of the Fund (as amended or restated, the “Fund Agreement”) and applicable law.

(c)        Devote their business activities exclusively to (i) performing their obligations under this Agreement, (ii) the affairs of the CWI Parties, including pursuant to the Subadvisory Agreements and (iii) performing as asset manager under the Asset Management Agreement, dated December 1, 2009, as amended, between Hotel Operator (MN) TRS 16-87 Inc. and Watermark and the Asset Management Agreement, dated October 3, 2017, between Shelbourne Operating Associates LLC and Watermark, in the case of each of clauses (i), (ii) and (iii) until the earlier of (x) the termination of this Agreement due to a payment default by the CWI Parties; (y) 12 months after the termination of either of the Sub-Advisory Agreements; or (z) 18 months after the Effective Date.

1.2       Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the legal existence of the Fund as a limited liability company organized in the State of Delaware will be continued for so long as reasonably necessary or appropriate to fully satisfy all tax reporting and compliance obligations of the Fund and its investors.

1.3       If either of the CWI Parties and Medzigian enters into a definitive employment agreement pursuant to which Medzigian agrees to serve as the full time chief executive officer of the CWI Parties, the non-competition and other restrictive covenants in such agreement shall supersede the obligations of Medzigian under Section 1.1(c).

2.         Consideration Payable by CWI Parties.

2.1       Subject to the terms and conditions hereof and in consideration of the agreements of Watermark and Medzigian, the CWI Parties agree to pay Watermark an aggregate amount of Six Million, Nine Hundred and Fifty Thousand Dollars in cash ($6,950,000) (the “Total Wind-Down Payment”). Each CWI Party will be responsible for payment of the percentage of each installment of the Total Wind-Down Payment set forth across from such CWI Party’s name on Schedule A hereto. The CWI Parties will pay the Total Wind-Down Payment to Watermark, in accordance with the schedule set forth in Section 2.2 hereof, by wire transfer of immediately available funds in accordance with the wire transfer instructions previously provided in writing by Watermark to the CWI Parties. If a CWI Party fails to pay its portion of the Total Wind-Down Payment when due, Watermark shall promptly notify the other CWI Party and such other CWI Party shall have the right to cure such payment default by paying the unpaid amount to Watermark within five days after receipt of such notice.

2.2       The Total Wind-Down Payment shall be due and payable by the CWI Parties to Watermark as follows:

(a)        The sum of Five Million Dollars ($5,000,000) shall be due and payable to Watermark by October 25, 2019; and

(b)        The remaining sum of One Million, Nine Hundred and Fifty Thousand Dollars ($1,950,000) shall be due and payable to Watermark by January 15, 2020; provided, however, that such remaining payment of $1,950,000 shall only be payable to Watermark if either of the CWI 1 Parties has entered into a definitive employment agreement with

Medzigian on or before January 15, 2020, pursuant to which Medzigian agrees to serve as the full time chief executive of the CWI Parties. The CWI Parties and Medzigian agree to negotiate the employment agreement in good faith.

2.3       Notwithstanding anything else in this Agreement to the contrary, if a CWI Party merges into, is acquired by or otherwise combines with any other entity following the Effective Date, the entity surviving such merger, acquisition or combination shall assume all obligations and liabilities of such CWI Party hereunder, including responsibility for payment of the Total Wind-Down Payment.

3.         Confidentiality. The Parties shall, and shall instruct their respective officers, directors, employees, agents, direct or indirect equity holders and other representatives to, maintain in confidence and not disclose the existence of this Agreement or any terms of this Agreement; provided, however, that any Party may disclose such information to the extent such disclosure is required by (i) judicial or administrative process or by order of a court or other governmental authority or (ii) applicable law or regulation, including without limitation the public disclosure requirements of the federal securities laws.

4.         Use of Funds.

4.1       Watermark represents that Schedule B is accurate in all material respects.

4.2       Watermark covenants that $3,808,000 of the payment set forth in 2.2(a) will be used as promptly as practicable after receipt to pay in full the amounts set forth in Schedule B to investors in the Fund on a pro rata basis based on each investor’s investment in the Fund.

5.         Miscellaneous.

5.1       Costs and Expenses. Each Party will pay its own costs and expenses (including attorneys’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement.

5.2       Further Assurances. Following the Effective Date, each of the Parties shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, subject in all instances to the terms of applicable law and, with respect to Watermark, the Fund Agreement.

5.3       Notices. Any notices, requests, consents, claims, demands, waivers and other communications made or provided hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid with same day copy by email (even if not confirmed). Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.3):

If to Watermark or Medzigian:

Watermark Capital Partners, LLC

150 North Riverside Plaza, Suite 4200

Chicago, Illinois 60606

Attention: Michael Medzigian

Email: medzigian@watermarkcap.com

With a copy to (for informational purposes only):

Alston & Bird LLP

1201 W. Peachtree Street NW

Atlanta, GA 30309

Attention: Rosemarie Thurston

Email: Rosemarie.Thurston@alston.com

If to CWI 1:

Carey Watermark Investors Incorporated

50 Rockefeller Plaza

New York, New York 10020

Attention: Chief Financial Officer

Email: msinha@wpcarey.com

With a copy to (for informational purposes only):

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Michael McTiernan

Email: michael.mctiernan@hoganlovells.com

If to CWI 2:

Carey Watermark Investors 2 Incorporated

50 Rockefeller Plaza

New York, New York 10020

Attention: Chief Financial Officer

Email:  msinha@wpcarey.com

With a copy to (for informational purposes only):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Kathleen L. Werner

Email: kathleen.werner@cliffordchance.com

5.4       Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement signed by all of the Parties hereto, and any failure of a Party to comply with any term or provision of this Agreement may be waived by the other Parties, at any time by an instrument in writing signed by or on behalf of such other Parties, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

5.5       Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

5.6       Entire Agreement; Conditions. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, among the Parties, or any of them, with respect to such subject matter. The Parties acknowledge and agree that, except as set forth herein, there are no conditions or contingences to the performance of the obligations of the Parties set forth herein.

5.7       Assignment; Successors and Assigns. The respective rights and obligations of the Parties shall not be assignable without the prior written consent of the other Parties, and any assignment or transfer by any Party made without such written consent of the other Parties shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, including without limitation any successor entities pursuant to mergers, combinations or acquisitions.

5.8       No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.9       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

5.10     Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complex issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation or other legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

5.11     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

5.12     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.13     Specific Performance. Each Party hereto agrees that irreparable damage would occur to a Party if any provision of this Agreement were breached or not performed by the other Parties in accordance with the terms hereof.  It is accordingly agreed that, prior to the valid termination hereof, each Party hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement by the other Party hereto and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy, at law or in equity, to which it is entitled.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Watermark Capital Partners, LLC

By:	/s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chairman and Managing Partner

Carey Watermark Investors Incorporated

By:	/s/ Charles S. Henry
Name: Charles S. Henry
Title: Authorized Representative

Carey Watermark Investors 2 Incorporated

By:	/s/ Robert E. Parsons, Jr.
Name: Robert E. Parsons, Jr.
Title: Chairman of the Special Committee of the Board of Directors

/s/ Michael G. Medzigian
Michael G. Medzigian, solely as to the covenants in Section 1.1(c)

Schedule A

CWI Party	Percentage of Cash Payment
Carey Watermark Investors Incorporated	59% ($4,100,500)
Carey Watermark Investors 2 Incorporated	41% ($2,849,500)

Schedule A

Schedule B

Fund Investor Capital Paid as Selling Commissions, Dealer-Manager Fees and Fund Operating Costs and Organizational & Offering Expenses, as of September 25, 2019	$2,569,600
8% Return on an Annual Basis on Fund Investor Capital as of September 25, 2019, Based on Date of Investment	$1,238,400

Schedule B